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                                                                   Exhibit 10(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Post-Effective Amendment No. 11/Amendment No. 36 to Registration Statement No. 333-51676/811-8828 of New England Variable Annuity Separate Account on Form N-4 of our report dated March 23, 2005, appearing on Form N-4 relating to New England Variable Annuity Separate Account, and to the use of our report dated April 18, 2005, October 24, 2005 as to Note 14, relating to New England Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain non-traditional long duration contracts and separate accounts in certain insurance products and goodwill as required by new accounting guidance which became effective on January 1, 2004 and January 1, 2002, respectively, and recorded the impact as a cumulative effect of changes in accounting principles. In addition, the Company changed its method of accounting for mandatorily redeemable preferred stock as required by new accounting guidance which was adopted as of January 1, 2004), both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the headings "Services Relating to the Variable Account and the Contracts" and "Experts" appearing in such Statement of Additional Information which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants
Tampa, Florida
October 24, 2005